                                                                    EXHIBIT 12.2


                                  ONEOK, Inc.
                Computation of Ratio of Earnings to Fixed Charges



                                                      Four Months Ended
                                                        December 31,         Years Ended August 31,
                                                      -----------------      ----------------------
                                                       1999      1998       1999     1998       1997
                                                      -------   -------   -------   -------   -------
Fixed charges, as defined
          Interest on long-term debt                   19,682    11,983    37,087    30,846    31,354
          Other interest                                7,303     3,364    14,440     3,723     3,376
          Amortization of debt discount and expense       898       220     1,282       506       518
          Interest on lease agreements                    868       775     2,604     2,325     2,266
                                                      -------   -------   -------   -------   -------

Total fixed charges                                    28,751    16,342    55,413    37,400    37,514
                                                      -------   -------   -------   -------   -------

Earnings before income taxes and income from
          equity investees                             55,685    56,930   169,552   168,380    94,107
                                                      -------   -------   -------   -------   -------

Earnings available for fixed charges                   84,436    73,272   224,965   205,780   131,621
                                                      =======   =======   =======   =======   =======


Ratio of earnings to fixed charges requirements         2.94x     4.48x     4.06x     5.50x     3.51x
                                                      =======   =======   =======   =======   =======



For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of net income plus fixed charges and income taxes, less undistributed income from equity investees. "Fixed charges" consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases.